Exhibit 4.25

STOCK TRADING AGREEMENT

This Stock Trading Agreement, dated as of December 16, 2002 (as may be amended from time to time, this “Agreement”), is made by Electric City Corp., a Delaware corporation, and Munder Power Plus Fund, a series of The Munder Funds, Inc. (“Munder”).

W I T N E S S E T H:

WHEREAS, Munder and the Company are parties to that certain Securities Purchase Agreement, dated as of December 16, 2002 (as it may be amended from time to time, the “Munder Securities Purchase Agreement”), whereby the Company has agreed to sell and Munder has agreed to purchase shares of the Company’s Common Stock (as herein defined) together with warrants to purchase additional shares of Common Stock; and

WHEREAS, it is a condition precedent to the obligation of the Company to issue and sell, and the obligation of Munder to purchase, such shares of Common Stock and such warrants that the Parties hereto enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Defined Terms.  The following additional terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

“Affiliate” means, as applied to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such other Person, whether through the ownership of voting securities or by contract or otherwise.  With respect to individuals, the term Affiliate shall also include such individuals parents, spouse, children or grandchildren.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Average Daily Trading Volume” with respect to any trading day, means the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days ending on the date immediately prior to such trading day.

“Block Sale” means a sale of at least 10,000 shares of Common Stock.

“Closing Price” means the closing price of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

“Common Stock” means and includes the Company’s authorized common stock, par value $0.0001 per share.

“Company” shall have the meaning set forth in the preamble hereof.

 “Munder Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 16, 2002 between Munder Power Plus Fund, a series of The Munder Funds, Inc. and the Company, as it may be amended from time to time.

“Parties” means all of the parties that are signatories to this Agreement.

“Person” means and includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

“Sale Notice” shall have the meaning set forth in Section 2.3 hereof.

“Specified Investors” means and includes Newcourt Capital USA Inc., a Delaware corporation, EP Power Finance, L.L.C., a Delaware limited liability company, Morgan Stanley Dean Witter Equity Funding, Inc., a Delaware corporation, Originators Investment Plan, L.P, a Delaware limited partnership, Duke Capital Partners, LLC, a Delaware limited liability company, Newcourt Capital Securities, Inc., a Delaware corporation, Leaf Mountain Company, LLC, an Illinois limited liability company and Richard P. Kiphart, an individual.

ARTICLE II
TRADING RESTRICTIONS

2.1                                 Agreement for Benefit of Company and Specified Investors.  Munder hereby agrees that its obligations under this Agreement are for the benefit of the Company and the Specified Investors and further agrees that the Company or any of the Specified Investors shall be entitled to enforce Munder’s obligations under this Agreement.

2.2                                 Public Sales.  Munder shall be subject to the following trading restrictions from time to time concerning its respective holdings of Common Stock:

(a)                                  During the term of this Agreement and at any time the Closing Price on the then prior trading day is at least $1.00 per share but less than $2.00 per share, Munder may sell any of its Common Stock into the public market, subject to the following conditions:

(i)                                     the number of shares of Common Stock sold by Munder on any trading day may not exceed twenty (20) percent of the Average Daily Trading Volume;

(ii)                                  the number of shares of Common Stock sold by Munder into the public market in any three-month period may not exceed twenty (20) percent of Munder’s total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) held as of the date of this Agreement (as adjusted for stock splits, stock combinations and the like); and

(iii)                               Block Sales must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

(b)                                 During the term of this Agreement and at any time the Closing Price on the then prior trading day is less than $1.00 per share, Munder may sell any of its Common Stock into the public market, subject to the following conditions:

(i)                                     the number of shares of Common Stock sold by Munder on any trading day may not exceed twenty (20) percent of the Average Daily Trading Volume;

(ii)                                  Block Sales must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

2.3                                 Transfer to Affiliates.  Notwithstanding anything in this Agreement to the contrary, Munder may freely sell or otherwise transfer any capital stock of the Company (or securities exercisable or exchangeable for or convertible into shares of Company capital stock) it owns to its Affiliates without such sale or transfer being subject to the terms of this Agreement; provided, however, that any such Affiliate shall become a party to this Agreement and its ownership and sales of shares of Common Stock or other securities shall be aggregated with Munder’s for purposes of Section 2.2.

2.4                                 Term of Trading Agreement.  The term of this Agreement shall commence on the Closing Date under the Munder Securities Purchase Agreement and terminate September 7, 2004.

ARTICLE III
GENERAL PROVISIONS

3.1                                 Legend on Share Certificates.

(a)                                  All Company securities issued at the Closing (as defined in the Munder Securities Purchase Agreement) that are subject to the terms and provisions of Article II, in addition to such other legends as may be required by law and any other legend required by any agreement or document executed in connection with the Closing under the Munder Securities Purchase Agreement shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN REQUIREMENTS AS TO TRADING CONTAINED IN THE STOCK TRADING AGREEMENT, DATED DECEMBER 16, 2002, BY AND AMONG THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)                                 Upon the termination of this Agreement, Munder shall be entitled to receive, in exchange for any security bearing the legend regarding this Agreement specifically set forth in Section 3.1(a), a security without such legend.

ARTICLE IV

MISCELLANEOUS

4.1                                 Injunctive Relief.  It is acknowledged that it is impossible to measure in money the damages that would be suffered if Munder fails to comply with the obligations imposed on him by this Agreement and that, in the event of any such failure, the Company and/or the Specified Investors would be irreparably damaged and would not have an adequate remedy at law.  The Company and the Specified Investors, severally, shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations of Munder, and if any action should be brought in equity to enforce any of such provisions of this Agreement, Munder shall not raise the defense that there is an adequate remedy at law.

4.2                                 Governing Law.  Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties (and, to the extent they are beneficiaries hereof, the Specified Investors) shall be governed by, the laws of the State of Illinois.

4.3                                 Entire Agreement; Waiver.  This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof.  No waiver of any term or provision shall be effective unless in writing signed by the Party to be charged, and, if so required, the required Specified Investors in accordance herewith.

4.4                                 Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Parties and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.  This Agreement shall also inure to the benefit of the Specified Investors.

4.5                                 Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

4.6                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

4.7                                 Notices.  All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with receipt confirmed), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate as to itself by notice to the other Party):

(i)	If to the Company:	1280 Landmeier Road Elk Grove Village, IL 60007-2410 Fax No. 847-437-4969 Attention: General Counsel

(ii)	If to Munder: at the address set forth in the Munder Securities Purchase Agreement.

4.8                                 Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Stock Trading Agreement as of the day and year first above written.

ELECTRIC CITY CORP.		MUNDER POWER PLUS FUND, A SERIES OF THE MUNDER FUNDS, INC.

By:	/s/ John Mitola	By:	/s/ Stephen Shenkenberg
Name:	John Mitola	Name:	Stephen Shenkenberg
Title:	Chief Executive Officer	Title:	Vice President